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                                                                    EXHIBIT 10.4


                    CONSULTING AND ADMINISTRATIVE AGREEMENT


     THIS CONSULTING AND ADMINISTRATIVE AGREEMENT (the "Agreement") is made and entered into effective as of April 15, 1998 (the "Effective Date"), by and between North American Gaming and Entertainment Corporation ("Consultant") and OM Operating, LLC (the "Company").

     WHEREAS, the Company presently operates five truck stop video poker casinos in Louisiana under the terms of various agreements with other parties known as The Gold Rush, King's Lucky Lady, Pelican Palace, Lucky Longhorn and The Diamond Jubilee (collectively, the "Casinos"); and

     WHEREAS, Consultant provides consulting and administrative services regarding the management and operation of truck stop video poker casinos and/or other gaming properties; and

     WHEREAS, the Company desires to engage and retain Consultant to provide consulting and administrative expertise in the management and operation of the Casinos, and Consultant agrees to provide such consulting and administrative services, in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                            ENGAGEMENT OF CONSULTANT


     1.1 APPOINTMENT OF CONSULTANT. Subject to the terms and provisions of this Agreement, the Company hereby engages, appoints and retains Consultant to perform the duties set forth in this Agreement for the term set forth in Article II.

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     1.2  ACCEPTANCE.  Subject to the terms and provisions of this Agreement,
Consultant hereby accepts such engagement, appointment and retention by the Company and agrees to perform the duties set forth in this Agreement for the term set forth in Article II.

     1.3 RELATIONSHIP OF PARTIES. This Agreement does not create a relationship of partnership, corporation, joint venture, association for profit, or any other relationship among Consultant and the Company, such that Consultant shall be liable in any manner for the obligations of the Company, or the Company shall be liable in any manner for the obligations of Consultant. Consultant shall at all times during the term hereof act as an independent contractor and none of Consultant's employees, subcontractors, agents or representatives shall be considered employees, subcontractors, agents or representatives of the Company. Likewise, none of the employees, subcontractors, agents or representatives of the Company shall be considered employees, subcontractors, agents or representatives of Consultant. Consultant shall make provision for and pay, and hold the Company harmless in respect of, all claims, benefits, taxes and withholding due in connection with or asserted by the employees, subcontractors, agents or representatives of Consultant. Likewise, the Company shall make provision for and pay, and hold Consultant harmless in respect of, all claims, benefits, taxes and withholding due in connection with or asserted by the employees, subcontractors, agents or representatives of the Company.

     1.4 BASIS FOR ACCEPTANCE BY CONSULTANT. In order to induce Consultant to enter into this Agreement and to provide the services provided for herein, the Company represents, warrants and agrees that the overriding premise under which Consultant has agreed to consult with and advise the Company is that existing notes payable by the Company to banks and to other parties, as well as ongoing operating payables and indebtedness, will be timely paid by the Company, all future tax reports will be timely filed and all payments thereunder will be timely made by the Company, and the Company will comply with all laws, statutes, regulations, rules and ordinances applicable to it.

     1.5 ADDITION OF CASINOS. In the event the Company obtains the right after the Effective Date to operate, manage, lease, sublease or otherwise participate in the revenues generated from a new video poker casino, such casino shall, from the Effective Date of the Company obtaining such right, be considered a "Casino" hereunder for all purposes.

                                   ARTICLE II
                              TERM AND TERMINATION


     2.1 TERM. The term of this Agreement shall commence on the Effective Date and continue until (i) the fourth anniversary of the Effective Date, or (ii) payment in full of that certain $4,000,000 Note (the "Note") dated of even date herewith payable to Consultant by Donald I. Williams, whichever occurs last (the "Initial Term"), unless earlier terminated as provided herein. At the end of the Initial Term of this Agreement, the Company agrees that Consultant shall have the option to extend this Agreement for an additional term of the lesser of (a) six years or (b) the number of years which, when added to the Initial Term, would total twelve years, and if the Initial Term exceeded twelve years, then Consultant shall not have the option to extend this Agreement on

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expiration of the Initial Term. In the event Consultant elects to extend this
Agreement for the additional term, all of the terms and conditions of this Agreement shall continue to apply to such extended term; provided, however, that the fee payable under Section 5.1 shall be altered to such amount as the parties may agree among themselves, or if they are not able to agree, then to such amount determined to be a fair and reasonable fee for the services provided, as determined by an arbitrator pursuant to binding arbitration conducted in Dallas, Texas in accordance with the rules of the American Arbitration Association, and the parties hereto agree to abide by such amount as set by said arbitrator.

     2.2 TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement and the term of Consultant's engagement, appointment and retention under this Agreement may be terminated under the following circumstances:

          (a) at any time, at the election of Consultant by delivery of written notice to the Company, if the Company fails to timely make any payment to Consultant due under the terms of this Agreement;

          (b) at any time, at the election of Consultant by delivery of written notice to the Company, if there is instituted by or against the Company any proceedings under any federal or state bankruptcy law, or under any other law for the relief of debtors now or hereafter existing, or a receiver is appointed for all or substantially all of the assets of the Company;

          (c) at any time, at the election of Consultant by delivery of written notice to the Company, if the Company shall (i) become insolvent, (ii) generally fail to, or admit in writing its inability to, pay debts as they become due, (iii) make a general assignment for the benefit of creditors after the Effective Date, or (iv) apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian;

          (d) at any time, at the election of Consultant by delivery of written notice to the Company, if a substantial portion of the assets or properties of the Company shall be seized or taken by order of a governmental or judicial authority, if any order of attachment, garnishment, or any other writ shall be issued against the Company or any of its assets, or if any other lawful creditor's remedy shall be asserted or exercised with respect thereto;

          (e) at the election of the Company, acting through the written election of Donald I. Williams or his successors or assigns on behalf of the Company, if Consultant breaches any material provision hereof or defaults with regard to any material performance hereunder, which breach or default is not cured within thirty (30) days following written notice of such breach or default by the Company to Consultant specifically identifying the alleged breach or default; or

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          (f) at the election of the Company, acting through the written election of Donald I. Williams or his successors or assigns on behalf of the Company, if a final determination has been made by applicable governmental authorities in accordance with applicable administrative and judicial process that Consultant ceases to meet the suitability requirements, if any, under the Louisiana Video Draw Poker Devices Control Law or then applicable gaming laws ("Applicable Laws") necessary to serve Company in the capacity contemplated under this Agreement; subject, however, to the rights of Consultant to assign this Agreement to a suitable person, as provided in Section 2.4.

     2.3 SETTLING OF ACCOUNT. Upon termination of this Agreement, neither Consultant nor the Company shall have any further rights or obligations with respect to the other, except as is reasonably necessary to wind up the affairs of such parties, pay all sums due, one to the other, and complete the transfer of records by Consultant to the Company. Except as to any amounts owing to Consultant for services rendered by Consultant prior to the termination of this Agreement (including expense reimbursements), Consultant shall not be entitled to receive any further or additional reimbursement or compensation after such termination.

     2.4 ASSIGNMENT BY CONSULTANT. In the event of a possible termination of this Agreement pursuant to Section 2.2(f), or the sale by Consultant of all or a portion of its Membership Interests and Sharing Ratios in the Company in accordance with Sections 6.5 or 6.6 of the Operating Agreement, as amended, of the Company (the "Operating Agreement"), Consultant shall be entitled to assign this Agreement to a person who meets the suitability requirements of Applicable Laws in the event of a possible termination under Section 2.2(f), or to the proposed assignee of Consultant's Membership Interests and Sharing Ratios (or an affiliated entity thereof), as long as such proposed purchaser or affiliate meets the suitability requirements of Applicable Laws, provided the Company, acting through the written election of Donald I. Williams or his successors or assigns on behalf of the Company, shall be required to consent to such assignment, which consent shall not be unreasonably withheld. In the event of a proposed assignment pursuant to this Section 2.4, Consultant shall deliver written notice of proposed assignment to the Company within fifteen (15) days following the final determination referenced in Section 2.2(f), or written notice of a proposed purchase under Sections 6.5 or 6.6 of the Operating Agreement, as amended, and the Company, acting through the written election of Donald I. Williams or his successors or assigns on behalf of the Company, shall have fifteen (15) days thereafter to provide its consent or its objection and refusal to consent if such proposed transfer is pursuant to Section 2.2.(f) above or Section 6.5 of the Operating Agreement; and if it is pursuant to
Section 6.6 of the Operating Agreement, the procedures set forth therein relating to this Agreement shall be followed. If the Company objects and withholds consent to a proposed transfer because of Section 2.2(f) of this Agreement or Section 6.5 of the Operating Agreement, the Company must deliver along with its written objection the specific detailed reasons for objecting to such assignment and the reasons why the Company believes such reasons satisfy the requirement that the consent has been withheld in the exercise of "reasonable" discretion. If Consultant believes that such reasons do not constitute a "reasonable" objection, Consultant shall be entitled to object by written notice to the Company giving the reasons therefor,

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and if Consultant and the Company shall not be able to agree within five (5)
days whether the proposed assignee is acceptable or not acceptable, Consultant shall not assign this Agreement to such proposed assignee, but shall retain all rights and remedies, including for damages, which it may have against the Company and Donald I. Williams and/or his successors or assigns if the rejection by the Company, acting through the written election of Donald I. Williams or his successors or assigns on behalf of the Company, is ultimately determined not to have been reasonable. Consultant shall have the opportunity to present other proposed assignees who will be reviewed in accordance with this Section 2.4 if the determination has been made under Section 2.2(f) or Section 6.5 of the Operating Agreement, until expiration of the period by which the applicable governmental authorities have demanded that Consultant either cease to serve as Consultant or assign this Agreement.


                                  ARTICLE III
              CONSULTING AND ADMINISTRATIVE SERVICES OF CONSULTANT


     3.1 DUTIES OF CONSULTANT. Consultant agrees that it will devote sufficient time and personnel to discharge its duties and responsibilities set forth in this Agreement. Consultant's duties under this Agreement are as follows:

          (a) Payroll and Payables. Consultant shall prepare, or cause to be prepared, all checks to be drawn on accounts of the Company from time to time, and shall deliver to the "Designee" of the Company (as defined in Section 4.1) a list of all such checks, including payee, check number and dollar amount, and unless Designee has questioned any such check in writing within three (3) days thereafter, Consultant shall be authorized to execute and deliver such checks in the name of the Company. Consultant shall have no liability for any payable of the Company and shall have no liability for the delivery of any check in accordance with these procedures. Consultant shall also reconcile bank accounts of the Company and notify the Company if the funds in such accounts are not sufficient to meet disbursement requirements.

          (b) Receivables Management. Consultant shall consult with the Company regarding receivables and the timely collection thereof.

          (c) Cash Management. The Company agrees to make, or cause to be made, daily deposits of all receipts in the bank accounts agreed upon between the Company and Consultant. Further, the Company shall fax to Consultant by 10:00 a.m. each morning a copy of the deposit slips for the preceding day's deposit of receipts so that Consultant can keep track of receipts. Other than a reasonable petty cash account at each Casino, the Company shall not maintain any separate cash accounts or bank accounts other than those for which Consultant has agreed to monitor. With respect to petty cash accounts, the Company agrees to cause stubs/receipts to be faxed daily to Consultant so that Consultant can keep track of the

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     payments made therefrom and the requirements to replenish such accounts.

          (d) Financial Statements and Systems. Consultant shall recommend casino level administrative and financial systems and policies to be adopted by the Company. Consultant shall also prepare monthly income statements and balance sheets of the Company for delivery to the Company (with copies sent to Designee) within a reasonable period of time following the closing of the books for the preceding month.

          (e) Purchasing and Distribution. Consultant shall recommend purchasing and distribution systems and policies for approval by the Company and assist in the implementation and operation of such systems and policies.

          (f) Negotiations with Creditors. Consultant agrees to consult with and advise the Company with respect to relationships with existing creditors in order to obtain better terms. The Company hereby give express authority to Consultant to talk to all creditors (including banks and other lenders) on behalf of the Company to negotiate payouts, terms and other matters to be considered and approved by the Company. The Company also agrees to cooperate fully with Consultant in its negotiations and discussions with creditors, including furnishing financial statements and other information.

          (g) Other Policies, Systems and Procedures. Consultant shall recommend point of sale systems and procedures, hourly training programs and other personnel systems, systems for goal setting and business plans and quality visitation report systems, and other management policies and procedures systems.

          (h) Insurance and Injuries. Consultant shall consult with the Company, and respond to inquiries concerning, injuries, insurance claims and guest liability incidents. However, Consultant shall have no responsibility, and takes no responsibility, for recommending and implementing insurance coverage or programs or safety reviews and similar matters, which shall remain the sole responsibility and obligation of the Company.

          (i) Manager Training. Consultant shall consult with and recommend to the Company training programs for managers of the Casinos. Such training shall include financial and administrative duties and functions, including, without limitation, daily paper work and financial duties; reading and working with income statements; food, liquor, labor and operating costs; and financial management of such manager's Casino.

          (j) Manager Compliance with Procedures and Policies. Managers of the Casinos will be required to comply with all management policies and procedures recommended by Consultant and adopted by the Company. The Company

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     recognizes and understands that the policies, procedures and advice recommended by Consultant will only be as effective as the willingness of the Company to consider and adopt such policies, procedures and advice. In this regard, Consultant shall recommend to the Company termination of managers and other employees of the Company, but the decision to terminate employment will rest solely with the Company. Generally, violation of policies and procedures should be handled by a "one, two, three policy", meaning the first instance should result in an attempt to educate; the second instance should result in discipline; and the third instance should result in termination. Managers shall be expected to timely report for their shifts and not have absences; report their daily paperwork and reports by 11:00 a.m. of each day; be properly attired and act in a professional manner; attend weekly management meetings; implement and insure that proper safety and security procedures are followed; perform proper customer service and employee relations (e.g. on the floor, interacting with employees and guests during assigned shifts, etc.); not engage in on the job drinking or use of drugs; not commit any theft; not commit any violation of cash handling policies (e.g. no borrowing money, no writing checks for unauthorized purchases, etc.); and not commit any sexual harassment or any form of discrimination.

          (k) Marketing Assistance. Consultant shall recommend for adoption by the Company, and shall assist in, marketing programs, facility improvement programs and facility concept refinements.

          (l) Availability of Consultant. Consultant agrees to make on-site visits, as necessary, to the Casinos, and to conduct a quality visitation report and undertake a complete casino evaluation, with goal setting. In addition, Consultant shall be available and shall maintain ongoing telephone contact with the managers of the Casinos.

     3.2 NOT RESPONSIBLE FOR DAY-TO-DAY OPERATIONS. Consultant is not responsible, and does not undertake to be responsible, for the day-to-day management and operation of the Casinos. Consultant is serving as an administrative and financial consultant and the ultimate responsibility for the day-to-day operations of the Casinos continues to reside with the Company, which is free to accept or reject the advice and recommendations of Consultant.

     3.3 EMPLOYEES OF CONSULTANT; EMPLOYEES OF COMPANY. All employees and personnel working on site at each of the Casinos shall be employees of the Company and paid by the Company. Consultant's in-house personnel at its headquarters in Dallas, Texas, including George J. Akmon, shall be employees of Consultant and paid by Consultant.

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                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

     4.1 DESIGNEE OF THE COMPANY. The Company hereby designates its Members (acting jointly) as the "Designee" of the Company.

     4.2 PROHIBITIONS APPLICABLE TO THE COMPANY. The Company hereby represents and warrants that the Company shall not, and shall cause its representatives (including, without limitation, any Designee) not to, (i) incur any debt, other than routine trade payables, without notifying and consulting with Consultant in advance; or (ii) write any checks on, or make any withdrawals from, any bank accounts of the Company without prior written notice to, and approval by, Consultant due to the fact that Consultant is responsible for reconciling bank accounts of the Company and monitoring deposits and coordinating disbursements. Likewise, the Company shall not, and shall cause its representatives (including any Designee) not to, make any cash disbursements (other than petty cash disbursements contemplated herein) of any of the funds of the Company without prior written notice to and approval by Consultant so that Consultant can effectively advise the Company with regard to cash management. The Company agrees to make daily deposits of all receipts in the bank accounts agreed upon between the Company and Consultant. Further, the Company agrees to fax to Consultant by 10:00 a.m. each morning a copy of the deposit slips for the preceding day's deposit of receipts so that Consultant can keep track of receipts.

     4.3 NO IMPACT ON OTHER AGREEMENTS WITH CONSULTANT OR ITS AFFILIATES. In order to induce Consultant to enter into this Agreement and to perform the services specified herein, the Company hereby acknowledges and agrees that this Agreement is to be considered separate and apart from any other agreement, note, document, instrument or arrangement between Consultant or any affiliate of Consultant and the Company or any affiliate of the Company. The Company shall have no right of offset under any of such other agreements, documents, notes, instruments or arrangements for any damage, cost, claim or expense which the Company might have at any time, or claim to have, against Consultant under this Agreement. The Company acknowledges and agrees that Consultant would not enter into this Agreement or perform the services contemplated hereunder, unless the Company agreed to the provisions of this Section 4.3 in order to clarify the relationship between this Agreement and the other relationships described in this Section 4.3. Further, the Company agrees not to take any action, or fail to take any action, inconsistent with the provisions of this Section 4.3. Finally, Consultant shall be entitled to the fees and expense reimbursements provided herein notwithstanding the status of any of the other relationships referred to in this Section 4.3.

                                   ARTICLE V
                     FEES AND REIMBURSEMENTS TO CONSULTANT

     5.1 ANNUAL FEE; PAYABLE MONTHLY. Consultant shall be paid an annual fee, as compensation for its services hereunder, equal to $400,000 for the five (5) Casinos operated by the Company as of the Effective Date, payable in twelve equal monthly installments, with each payment due on the first day of each month of the term of this Agreement, with the first such payment due on the first day of the month following the month in which the Effective Date hereof falls. This fee

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shall cover all personnel and office expenses of Consultant, except as expressly noted below. If any of the five (5) Casinos operated by the Company as of the Effective Date are subsequently lost and no longer operated by the Company, the annual fee shall be reduced by $50,000 per year (or portion thereof) for each such lost Casino. Likewise, if the Company operates or manages any new video poker casinos during the term of this Agreement, Consultant shall receive an annual fee equal to $50,000 per year (or portion thereof) for each such new video poker casino and such new casino shall be considered a "Casino" hereunder for all purposes.

     5.2 EXPENSE REIMBURSEMENTS. The Company shall reimburse Consultant for all reasonable travel expenses during each contract year. "Travel expenses" shall include air fare, car rental, hotel rental and meals/miscellaneous. The following amounts shall be conclusively deemed reasonable hereunder, but if emergency circumstances exist, higher amounts shall also be considered reasonable: $175 per person for air fare; $125 per week in car rental; $55 per person for daily hotel rental; and $20 per person for daily meal/miscellaneous expense. Reimbursable expenses shall be due and payable by the Company upon invoicing by Consultant. While normal copying, financial administrative and similar costs will not be billed separately to the Company and will be included in the office expenses of Consultant referenced in Section 5.1, the Company will be billed for, and shall be responsible for paying or reimbursing Consultant for its payment of, long distance phone charges incurred by Consultant in the discharge of its obligations hereunder, Federal Express charges and similar charges, and the Company's share of bulk purchases of supplies and materials by Consultant used by the Company, such as credit card vouchers, guest checks, manuals, check supplies, etc., provided such expenses are reasonable in amount.

     5.3  SPECIFIC PROJECTS.  Notwithstanding the foregoing provisions of this
Article V, any expense incurred by Consultant for a specific project, such as evaluation of a new gaming opportunity, shall be reimbursed to Consultant by the Company upon invoicing by Consultant; provided, Consultant notified the Company of the specific project, set forth the estimated costs, and such costs were approved by the Designee.

     5.4 SALES, USE AND SIMILAR TAXES. The Company shall be responsible for paying any sales, use or similar taxes payable on the fees or expense reimbursements paid to Consultant hereunder and shall pay such sales, use or similar taxes upon invoicing by Consultant.

                                   ARTICLE VI
                    LIMITATION OF LIABILITY; INDEMNIFICATION


     6.01 LIMITATION OF LIABILITY. Neither Consultant nor its affiliates nor any of their respective officers, directors, employees or agents shall be liable to the Company for any act or omission by such person under this Agreement; provided, however, that this limitation of liability shall not relieve Consultant for liability for gross negligence, fraud or willful misconduct. Under no circumstances whatsoever shall Consultant or any of the foregoing persons be liable to the Company for any event occurring on-site at any of the Casinos, except for acts of Consultant's employees or representatives while on-site.

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     6.02 INDEMNIFICATION.  The Company hereby agrees to indemnify, defend and hold harmless Consultant and its affiliates and their respective officers, directors, employees and agents from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys' fees) arising directly or indirectly, in whole or in part, out of any matter related to the Casinos, the performance of Consultant's services hereunder or the acts or omissions of Consultant or any of its affiliates or any of Consultant's or any of its affiliate's, officers, directors, employees or agents with respect to any of the Casinos, excluding only such of the foregoing as result from the gross negligence, willful misconduct or fraud of Consultant or its affiliates or their respective officers, directors, employees or agents, and except for acts of Consultant's employees or representatives while on-site. Notwithstanding anything to the contrary contained or implied elsewhere herein, the provisions of this Article VI shall survive the termination of this Agreement and the termination of any consulting services relating to any particular Casino.


                                  ARTICLE VII
                                   INSURANCE


     The Company shall during the term of this Agreement maintain comprehensive general liability insurance on each of the Casinos which are consistent with prudent industry business practices and deemed reasonably sufficient to cover the risks that may be associated with the ownership and/or operation of a truck stop video poker casino. Further, the Company shall name Consultant as a co-insured, shall furnish a copy of each insurance policy to Consultant and shall give Consultant 30 days' advance written notice of any change in the amount of such insurance or the company providing such insurance. If the change in amount or insurer is reasonably deemed by Consultant to materially reduce the protection to Consultant, Consultant shall have the right to object to such change and such change shall not be implemented without written approval of Consultant. Any such objection must be delivered by Consultant to the Company within 20 days following receipt of the proposed change by Consultant from the Company.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS


     8.01 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by telex, facsimile transmission (provided confirmation of delivery is indicated), telegram or overnight delivery service, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage paid, to the recipient. Such notices, requests, demands and other communications shall be sent to each party at the address indicated beside such party's name on the signature pages hereof, or to such other address or addresses as each of the parties may communicate in writing to the others.

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     8.02 FURTHER COOPERATION.  Each of the parties hereto hereby agree that it will from time to time, upon the reasonable request of another hereto, take such further action as the other may reasonably request to carry out the transactions contemplated by this Agreement.

     8.03 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement.

     8.04 BINDING. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Notwithstanding this provision, neither party may assign this Agreement without the prior written consent of the other party; provided, however, Consultant shall have the right to assign this Agreement in accordance with the provisions of Section 2.04.

     8.05 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and cannot be amended without the written consent of the parties hereto.

     8.06 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Texas located in Dallas County, Texas or of the United States of America for the Northern District of Texas, and, by execution and delivery of this Agreement the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth opposite its signature below. The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of Consultant to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

     8.07 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     8.08 ATTORNEYS' FEES. In the event this Agreement or the breach thereof gives rise to any litigation between the parties hereto, the prevailing party in such litigation shall be entitled to have and recover from the losing party costs of such litigation, including reasonable attorneys' fees, as may be determined by the court and judgment for the recovery of such cost, including attorneys' fees, shall be included in any final judgment or decree entered by the court where such litigation is brought.

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     EXECUTED as of the Effective Date referenced in the first paragraph of this
Agreement.

ADDRESS AND FAX TELEPHONE           CONSULTANT:
NUMBER FOR NOTICES:                 ----------



13150 Coit Road, Suite 125          NORTH AMERICAN GAMING AND
Dallas, Texas 75240                 ENTERTAINMENT CORPORATION
Fax No.  (972) 671-1134
                                    By: /s/ E. H. Hawes, II
                                       ----------------------------------------
                                         Its:     President
                                             ----------------------------------


                                    THE COMPANY:

                                    OM OPERATING, LLC


13150 Coit Road, Suite 125          NORTH AMERICAN GAMING AND
Dallas, Texas 75240                 ENTERTAINMENT CORPORATION,
Fax No. (972) 671-1134              MEMBER

                                    By: /s/ E. H. Hawes, II
                                       ----------------------------------------
                                         Its: President
                                             ----------------------------------


                                        /s/ Donald I. Williams
                                      -----------------------------------------
903 East Main                         DONALD I. WILLIAMS, MEMBER
New Roads, Louisiana 70760
Fax No.  (504) 638-4618

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